UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2010

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32349

Bermuda	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

On April 13, 2010, Signet Jewelers Limited (“Signet”) issued a press release announcing that Signet has appointed Ronald Ristau as Chief Financial Officer (“CFO”) with effect from June 26, 2010.  Mr. Ristau will join Signet on April 15, 2010 as Chief Financial Officer Designate and will be based in Akron, Ohio.  Mr. Ristau will succeed Walker Boyd, who retires on June 25, 2010.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Mr. Ristau, age 56, spent ten years with New York & Company, Inc. (a specialty retailer of women’s apparel) and its predecessors, from 1998, most recently as President, CFO and Director.  He was responsible for Accounting, Financial Planning, Treasury, Information Technology, Real Estate, Technical Services, General Counsel, Merchandise Planning and Allocation, and Sourcing and Distribution.  He was a leader in the private equity and management buy-out of New York & Company, Inc. from The Limited, Inc. in 2002 and played a leading role in its subsequent initial public offering on the New York Stock Exchange in 2004.  Prior to joining New York & Company, Inc., Mr. Ristau held posts at Revlon, Inc., Playtex International, United Technologies Corporation and Peat, Marwick Mitchell & Co.  Mr. Ristau is a Certified Public Accountant, and earned his MBA from the Fuqua School of Business, Duke University and BBA from Roanoke College.

There is no arrangement or understanding between Mr. Ristau and any other persons pursuant to which he was appointed as an officer of Signet, and there is no family relationship between Mr. Ristau and any directors or executive officers of Signet.  Mr. Ristau is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with Signet or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

Mr. Ristau’s employment as CFO of Signet will be governed by an employment agreement (the “Employment Agreement”) dated April 12, 2010 between Mr. Ristau and Sterling Jewelers, Inc. (the “Company”), which is a wholly-owned subsidiary of Signet.  The agreement may be terminated by either party.  Termination will be subject to severance obligations if Mr. Ristau’s employment is terminated by the Company without cause (as defined in the Employment Agreement) or if Mr. Ristau terminates his employment due to constructive termination (as defined in the Employment Agreement and including certain events occurring within the one-year following a change of control of the Company or Signet).  Upon the events described above, in addition to any accrued but unpaid benefits or obligations as of the date of termination, Mr. Ristau will be entitled to (i) continued payment of base salary then in effect for 12 months (6 months in the case of the executive’s resignation during a specified period as described in the definition of constructive termination), (ii) a pro-rata portion of the annual bonus for the fiscal year in which such termination occurs, and (iii) a pro-rata portion of the long-term bonus for the performance period in which such termination occurs.  The agreement also includes other customary terms, including with respect to disability and death.

During the term of employment, Mr. Ristau will (i) receive a starting base salary equal to $650,000, subject to annual upward adjustment, (ii) be eligible for an annual bonus of up to 120% of base salary, in accordance with the annual bonus plan then in effect for executive officers of Signet, (iii) be eligible for a long term incentive bonus with a target of 115% of base salary to be comprised of cash and/or equity-based awards, (iv) receive deferred compensation and welfare benefits made available generally from time to time to executive officers of the Company, (v) receive an amount equal to $2,792 per month for automobile benefits, (vi) be entitled to five weeks paid vacation per year, and (vii) certain relocation benefits.

During the term of employment and for specified periods thereafter Mr. Ristau will be subject to confidentiality, non-solicitation, and non-competition restrictions.

The foregoing description is not complete and is qualified in its entirety by the Employment Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated April 12, 2010, between Sterling Jewelers, Inc. and Ronald W. Ristau.

99.1	Press Release of Signet Jewelers Limited, dated April 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED
Date: April 15, 2010
	By:	/s/ Mark A. Jenkins
	Name:	Mark A. Jenkins
	Title:	Group Company Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated April 12, 2010, between Sterling Jewelers, Inc. and Ronald W. Ristau.

99.1	Press Release of Signet Jewelers Limited, dated April 13, 2010.